Exhibit 99.2

NOTICE OF “REDEMPTION FAIR MARKET VALUE”
TO THE HOLDERS OF GRINDR INC. WARRANTS
(CUSIP 39854F119)
February 7, 2025
Reference is made to that certain Redemption Notice (as defined below) under which Grindr Inc. (f/k/a Tiga Acquisition Corp.) (the “Company”) committed to provide registered holders of the Company’s Warrants (as defined below) notice of the following information on this date.
Background
On January 23, 2025, the Warrant Agent (as defined below) delivered a notice of redemption (the “Redemption Notice”) to each registered holder of the Warrants on behalf of the Company indicating that the Company is redeeming, at 5:00 p.m. New York City time on February 24, 2025 (the “Redemption Date”), in each case for a redemption price of $0.10 per Warrant (the “Redemption Price”), all of its outstanding Warrants that are governed by that certain Warrant Agreement, dated November 23, 2020, as amended by that certain First Amendment to Warrant Agreement, dated November 17, 2022 (as amended, the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”). The Warrants consist of (i) 18,560,000 warrants (the “Private Placement Warrants”) issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of November 23, 2020, by and between the Company and Tiga Sponsor LLC (the “Sponsor”); (ii) 2,500,000 forward purchase warrants and 2,500,000 backstop warrants (collectively, the “Forward Purchase Warrants”) issued pursuant to that certain Amended and Restated Forward Purchase Agreement, dated May 9, 2022, by and between the Company and the Sponsor; and (iii) 13,799,825 warrants (together with the Private Placement Warrants and the Forward Purchase Warrants, the “Warrants”), issued as part of the units in the initial public offering of the Company’s equity securities.
The Warrants are exercisable for shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”).
The Warrants and the Common Stock are listed on the New York Stock Exchange (“NYSE”) under the symbols “GRND.WS” and “GRND,” respectively. The Company understands from NYSE that February 21, 2025, the trading day prior to the Redemption Date, will be the last day on which the Warrants will be traded on NYSE.
Redemption Fair Market Value
The “Redemption Fair Market Value” is determined in accordance with Section 6.1.2 of the Warrant Agreement based on the volume weighted average price of shares of Common Stock for the ten (10) trading days immediately following the date on which the Redemption Notice is sent to the registered holders of the outstanding Warrants.
Based on the date the Redemption Notice was mailed, the Redemption Fair Market Value is $17.96.
Exercise of Warrants
Those who hold their Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Warrants.
The Warrants may be exercised on a cashless basis, by paying cash, or by such other method as is permissible under the terms of the Warrant Agreement by the holders thereof until 5:00 p.m. New York City time on the Redemption Date to acquire fully paid and non-assessable shares of Common Stock underlying such Warrants.
Payment upon exercise of the Warrants exercised in connection with the redemption on a “cashless basis” in accordance with Section 6.1.2 of the Warrant Agreement will entitle the exercising holder to receive a number of shares of Common Stock determined by reference to the table set forth in Section 6.1.2 of the Warrant Agreement, based on the Redemption Date and the Redemption Fair Market Value.

Based on the Redemption Fair Market Value and the number of months between the Redemption Date and the expiration of the Warrants, the number of shares of Common Stock to be issued for each Warrant that is exercised on a “cashless basis” pursuant to Section 6.1.2 of the Warrant Agreement is 0.361 shares of Common Stock.
If any holder of Warrants would, after taking into account all of such holder’s Warrants exercised at one time, be entitled to receive a fractional interest in a share of Common Stock, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.
Redemption of Warrants
Any Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, and the holders of those Warrants will be entitled to receive only the Redemption Price of $0.10 per Warrant.
Additional Information and Questions Regarding Redemption and Exercise
For additional information, including information on how holders may exercise their Warrants and procedures for those who hold Warrants in “street name,” see the Redemption Notice. A copy of the Redemption Notice was attached as Exhibit 99.2 to the Report on Form 8-K filed by the Company on January 23, 2025, and is available on the website of the Securities and Exchange Commission at www.sec.gov.
Questions concerning redemption and exercise of the Warrants can be directed to the Warrant Agent, Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, NY 10004-1574, Attention: Compliance Department; telephone: 800-509-5586; or email: compliance@continentalstock.com.
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The CUSIP number appearing herein has been included solely for the convenience of the holders of the Warrants. No representation is made as to the correctness or accuracy of the CUSIP number as printed on the Warrants, as contained in the Redemption Notice, or as contained herein. Any redemption of the Warrants shall not be affected by any defect in or omission of such identification number.

Sincerely,

/s/ George Arison	/s/ Vandana Mehta-Krantz
George Arison	Vandana Mehta-Krantz
Chief Executive Officer	Chief Financial Officer